Exhibit 4.2

DESCRIPTION OF COMMON SHARES
The following description is based on relevant portions of the Delaware Statutory Trust Act (“DSTA”) and on Blackstone Private Real Estate Credit and Income Fund’s (the “Company,” “BREC,” “we,” “us” or “our”) Second Amended and Restated Declaration of Trust (the “Declaration of Trust”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference into the Company’s Annual Report on Form 10-K and is incorporated by reference herein. This summary is not necessarily complete, and we refer investors to the DSTA and our Declaration of Trust and Bylaws for a more detailed description of the provisions summarized below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Shares is attached as an exhibit.
Description of Common Shares
General
The terms of the Declaration of Trust authorize an unlimited number of common shares, which may include preferred shares, par value $0.01 per share. As of February 27, 2026, there were [24,973,549] common shares outstanding and no preferred shares outstanding. There is currently no market for the common shares, and there can be no assurance that a market for the common shares will develop in the future.
Common Shares
Under the terms of the Declaration of Trust, the Company retains the right to issue common shares during any private offering, and payment for such common shares may be made over time as the Board determines. In addition, shareholders are entitled to one vote for each common share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding preferred shares, holders of a majority of the common shares entitled to vote in any election of trustees may elect all of the trustees standing for election. Shareholders are entitled to receive proportionately any distributions declared by the Board, subject to any preferential dividend rights of outstanding preferred shares. Upon the Company’s liquidation, dissolution or winding up, the shareholders will be entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding preferred shares. Shareholders have no redemption or preemptive rights. The rights, preferences and privileges of shareholders are subject to the rights of the holders of any series of preferred shares that the Company may designate and issue in the future.
Preferred Shares
The Company’s offering does not include an offering of preferred shares. However, under the terms of the Declaration of Trust, the Board is authorized to issue preferred shares in one or more series without shareholder approval. Prior to the issuance of common shares or preferred shares, the Board is required by the Declaration of Trust to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each series. The 1940 Act limits the Company’s flexibility as certain rights and preferences of the preferred shares require, among other things: (i) immediately after issuance and before any distribution is made with respect to shares, the Company must meet a coverage ratio of total assets to total senior securities, which include all of the Company’s borrowings and preferred shares, of at least 150%; and (ii) the holders of preferred shares, if any are issued, must be entitled as a class to elect two trustees at all times and to elect a majority of the trustees if and for so long as distributions on the preferred shares are unpaid in an amount equal to two full years of distributions on the preferred shares.

Transfer and Resale Restrictions
Shareholders may not sell, assign, transfer or otherwise dispose of (a “Transfer”) any common shares unless (i) the Adviser, in its sole discretion, gives its consent and, if required by the Company’s lending arrangements, the Company’s lenders give consent and (ii) the Transfer is made in accordance with the Declaration of Trust and applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on the Company’s books. Each transferee will be required to execute an instrument in a form acceptable to the Company agreeing to be bound by these restrictions and all other obligations as a shareholder.

Delaware Law and Certain Declaration of Trust Provisions
Organization and Duration
The Company is organized as a Delaware statutory trust and will remain in existence until dissolved in accordance with the Declaration of Trust or pursuant to Delaware law.
Purpose
Under the Declaration of Trust, the purpose of the Company is to conduct, operate and carry on the business of a business development company within the meaning of the 1940 Act. In furtherance of the foregoing, it shall be the purpose of the Company to do everything necessary, suitable, convenient or proper for the conduct, promotion and attainment of any businesses and purposes which at any time may be incidental or may appear conducive or expedient for the accomplishment of the business of a business development company regulated under the 1940 Act and which may be engaged in or carried on by a statutory trust organized under the DSTA, and in connection therewith the Company shall have the power and authority to engage in the foregoing and may exercise all of the powers conferred by the laws of the State of Delaware upon a Delaware statutory trust.
Number of Trustees; Vacancies; Removal
The Declaration of Trust provides that the number of trustees will be set by the Board. The Declaration of Trust provides that the number of trustees generally may not be less than one. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by the Board in setting the terms of any class or series of preferred shares, pursuant to an election under the Declaration of Trust, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent trustees will nominate replacements for any vacancies among the independent trustees’ positions.
The Declaration of Trust provides that a trustee may be removed from office (i) at any meeting of shareholders by a vote of not less than two-thirds of the outstanding voting shares or (ii) with or without cause at any time by written instrument signed by at least two-thirds of the number of trustees prior to such removal, specifying the date when such removal shall become effective.
The Company has a total of five members of the Board, three of whom are independent trustees. The 1940 Act provides that a majority of the Board must be independent trustees except for a period of up to 60 days after the death, removal or resignation of an independent trustee pending the election of his or her successor. Each trustee will hold office until his or her successor is duly elected and qualified.
Agreement to be Bound by the Declaration of Trust
By subscribing for the common shares, investors will be deemed to have agreed to be bound by the terms of the Declaration of Trust.

Action by Shareholders
The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not required to hold annual meetings and does not intend to do so. Special meetings called by the trustees will be limited to the purposes for any such special meeting set forth in the notice thereof.
With respect to special meetings of shareholders, only the business specified in the Company’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to the Company’s notice of the meeting, (2) by the Board or (3) provided that the Board has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting, as required by the 1940 Act.
Amendment of the Declaration of Trust; No Approval by Shareholders
The trustees may, without shareholder vote, amend or otherwise supplement the Declaration of Trust. With respect to amendments or supplements to the Declaration of Trust, shareholders shall only have the right to vote: (i) on any amendment to the amendment provision of the Declaration of Trust, (ii) on any amendment that would limit shareholder voting rights granted in the Declaration of Trust, (iii) on any amendment submitted to them by the trustees, and (iv) as required by the 1940 Act. In addition, notwithstanding anything to the contrary in the Declaration of Trust, the trustees may, without the approval or vote of the shareholders, amend or supplement the Declaration of Trust in any manner, including, without limitation to classify the Board, to permit annual meetings of shareholders, to impose advance notice provisions for the bringing of shareholder nominations or proposals, to impose super-majority approval for certain types of transactions and to otherwise add provisions that may be deemed adverse to shareholders. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board for adoption or, without a meeting, written consent to the amendment by a majority of the Board.
Merger, Conversion, Sale or Other Disposition of Assets
The Board may, subject to the requirements of the 1940 Act, without the approval of holders of outstanding common shares, cause the Company to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, or approve on the Company’s behalf the sale, exchange or other disposition of all or substantially all of its assets. The Board also may, without the approval of holders of outstanding common shares, cause and approve a merger, conversion or other reorganization of the Company. If the Board determines that there has been a significant adverse change in the regulatory or tax treatment of the Company or its shareholders that in its judgment makes it inadvisable for the Company to continue in its present form, then the Board will endeavor to restructure or change the form of the Company to preserve (insofar as possible) the overall benefits previously enjoyed by shareholders as a whole or, if the Board determines it appropriate (and subject to any necessary shareholder approvals and applicable requirements of the 1940 Act), (i) cause the Company to change its form and/or jurisdiction of organization or (ii) wind down and/or liquidate and dissolve the Company. Furthermore, if the Board determines that a different form of entity is in the best interests of shareholders, it is able to cause the Company to reorganize as a Maryland or Delaware corporation. The Board may also cause the sale of all or substantially all of the Company’s assets under a foreclosure or other realization without shareholder approval. Shareholders are not entitled to dissenters’ rights of appraisal under the Declaration of Trust or the DSTA in the event of a merger, conversion or consolidation, a sale of all or substantially all of the Company’s assets or any other similar transaction or event. Notwithstanding the foregoing, shareholders will be given an opportunity to vote on such a transaction if required by the 1940 Act or if such a transaction is otherwise reasonably anticipated to result in a material dilution of the NAV per share of the Company.

Derivative Actions
No person, other than a trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of the then outstanding common shares, as described in the Declaration of Trust, join in the bringing of such action.
In addition to the requirements set forth in Section 3816 of the DSTA, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed; and a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of trustees who have a personal financial interest in the transaction at issue, and a trustee shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a shareholder demand by virtue of the fact that such trustee receives remuneration for their service on the Board or on the boards of one or more funds that are under common management with or otherwise affiliated with the Company; and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel and other advisers in considering the merits of the request and shall require an undertaking by the shareholders making such request to reimburse the Company for the expense of any such counsel and the Adviser in the event that the Board determines not to bring such action. The conditions on a shareholder’s ability to bring a derivative action do not apply to claims arising under the federal securities laws. For purposes of this paragraph, the Board may designate a committee of one or more trustees to consider a shareholder demand.
In addition to all suits, claims or other actions (collectively, “claims”) that under applicable law must be brought as derivative claims, each shareholder agrees that any claim that affects all shareholders of the Company or any series or class equally, that is, proportionately based on their number of common shares of the Company or in such series of class, must be brought as a derivative claim subject to the derivative actions section of the Declaration of Trust. Notwithstanding the foregoing, however, no provision shall apply to any claims asserted under the U.S. federal securities laws, including, without limitation, the 1940 Act, to the extent such provision violates the U.S. federal securities laws.

Exclusive Delaware Jurisdiction
Each trustee, each officer and, except as otherwise agreed in writing by the Company, the Adviser and/or affiliates of the Adviser, each person legally or beneficially owning a common share or an interest in a common share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the DSTA, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the DSTA, the Declaration of Trust or the Bylaws (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the Board, or of officers or the Board to the Company, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Board or the shareholders, or (D) any provision of the DSTA or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the DSTA, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the DSTA, the Declaration of Trust or the Bylaws relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under the Declaration of Trust, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. However, these exclusive forum provisions do not apply to claims arising under the U.S. federal securities laws.
Books and Reports
The Company is required to keep appropriate books of its business at its principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP.